Exhibit 99.16

CLASS A COMMON STOCK PURCHASE AGREEMENT

CLASS A COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 15, 2020, by and among Bison Entertainment Investment Limited (the “Seller”) and the purchaser signatory thereto (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser the number of shares set forth on the signature page hereto (the “Shares”) of the Class A common stock, par value $0.001 per share (the “Class A Common Stock”) issued by Cinedigm Corp., a Delaware corporation (the “Company”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of the Class A Common Stock

Section 1.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, the Seller hereby sells, assigns, transfers and conveys to the Purchaser the Shares, free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and or encumbrances of any kind, nature and description, and the Purchaser hereby purchases the Shares from the Seller for a cash purchase price of $0.58 per Share (the aggregate purchase price, “Purchase Price”). The Purchaser shall pay the Purchase Price by one or more wire transfers of immediately available funds to an escrow account (the “Escrow Account”) established with Continental Stock Transfer & Trust Company, the escrow agent to the transaction (the “Escrow Agent”), otherwise pursuant to the Escrow Agreement, dated as of September 15, 2020 by and among the Escrow Agent and the Seller (“Escrow Agreement”), pursuant to the wire transfer instructions set forth in the Escrow Agreement, upon receipt of the Seller’s deliveries pursuant to Section 1.2. Further, Seller agrees to execute and deliver any additional documents and provide any and all information and cooperation as may be necessary or appropriate to achieve the purposes of this Agreement (including, without limitation, providing the Company with any information it requests in connection with the filing of the prospectus supplement described in the preceding sentence).

Section 1.2. Closing Deliveries. At the closing of the transactions contemplated by Section 1.1 above (the “Closing”) and upon confirmation from the Escrow Agent that the full purchase price is in the Escrow Account and subject to the terms and conditions hereof, Seller shall deliver the Shares to the Purchaser through The Depository Trust Company Deposit or Withdrawal at Custodian system (“DWAC”) for credit to the Purchaser’s account set forth on the signature page hereto. Upon confirmation that all conditions for release of funds have been met for Closing, including that the Shares have been made available to the Purchaser through the DWAC system, the Escrow Agent shall release the Purchase Price as set forth on the Information Sheet attached to the Escrow Agreement, or to such other parties as the Seller may direct, in upon receipt of written instructions from the Seller.

Section 1.3. Termination. This Agreement and the transactions contemplated hereunder may be terminated by the Seller or the Purchaser, by written notice to the other party, if the Closing of the purchase and sale of the Shares has not been consummated on or before September 18, 2020; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party.

Section 1.4 Filing of Form 4. The Seller shall, by the Disclosure Time, file a Form 4 pursuant to Section 16(a) under the Exchange Act of 1934, as amended (the “Exchange Act”) disclosing the sale of the Shares hereunder. “Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day (as defined below) or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof. “Trading Day” means a day on which the Nasdaq Global Select is open for business.

ARTICLE II

Representations and Warranties Regarding the Seller

The Seller hereby represents and warrants to the Purchaser as follows:

Section 2.1. Authorization. Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite action. This Agreement has been duly authorized, executed and delivered by Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2. No Consents/Advice. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof (each, a “Person”) is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by it. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the Shares.

Section 2.3. Ownership of the Shares. It owns the Shares beneficially and of record, free and clear of any liens, claims, pledges, mortgages, restrictions, obligations, security interests and or encumbrances of any kind, nature and description (collectively, “Encumbrances”). It has not entered into any agreement, arrangement or other understanding (i) granting any option, warrant or right of first refusal with respect to the Shares to any Person, (ii) restricting its right to sell the Shares to the Purchaser, or (iii) restricting any other of its rights with respect to the Shares. It has the absolute and unrestricted right, power and capacity to sell, assign and transfer the Shares to the Purchaser free and clear of any Encumbrances. Upon payment in full of the Purchase Price, the Purchaser will acquire good, valid and marketable title to the Shares, free and clear of any Encumbrances. Except as specifically set forth in this Agreement, it has not entered into any agreement, arrangement or understanding (written or oral) of any nature with any Person with respect to the transactions contemplated hereby, including, without limitation, any agreement or understanding (written or oral) with the Company or any of its shareholders to purchase or otherwise receive shares of Class A Common Stock or other securities.

Section 2.11. Brokers. Except for FT Global Capital, Inc., no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from it in connection with this Agreement or any of the transactions contemplated hereby.

Section 2.12 No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Seller, threatened against the Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, or create or cause to exist any restriction on the shares themselves or on the ability of the Purchaser to trade such shares.

Section 2.13 Bankruptcy. Seller is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

Section 2.14 Affiliate Status. Seller and its affiliates, including Bison Global Investment SPC, Global Investment SPC-Bison Global No. 1 SP and Mingtai Investment LP, are affiliates of the Company, as such term is defined under Section 16 of the Securities Exchange Act, as amended (the “Exchange Act”), and, as such, are subject to all provisions of Section 16 of the Exchange Act. Further, other than the Shares, any securities of the Company owned by them are “restricted securities” and “control securities” under Rule 144 promulgated under the Securities Act, and, unless registered, may only be sold in accordance with the volume and other restrictions set forth in Rule 144 at any time during which the Seller is deemed an affiliate of the Company.

ARTICLE III

Representations and Warranties Regarding the Purchaser

The Purchaser hereby represents and warrants to the Seller as follows:

Section 3.1. Authorization. It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite action. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2. Access to Information. It has received all information regarding the Company that it deems necessary or advisable to evaluate the risks and merits of an investment in the Shares. It acknowledges that neither the Seller nor any of its authorized representatives have made any representation or warranty regarding the Company or an investment in the Shares, other than as contained herein. Purchaser has made its own investigation of the business of the Company in making Purchaser’s determination to purchase the Shares. Purchaser understands that its investment in the Shares involves a significant degree of risk.

Section 3.3.  Brokers. No person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from it in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.4. Financial Resources. It has presently available to it sufficient cash resources to enable it to pay the Purchase Price.

Section 3.5 Accredited Investor. Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, is able to evaluate the merits and risks of purchasing such Shares, and has had substantial experience in previous private and public purchases of securities. The Purchaser agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Shares.

Section 3.6 Price Acknowledgement. Subject to the covenants set forth in Article 5, Purchaser is aware that the Company and Seller may sell in the future, its shares of common stock and/or preferred stock at a price substantially lower than the Purchase Price.  The Purchaser acknowledges and understands that the Company may pursue various acquisitions and liquidity events.  Nevertheless, the Purchaser is buying the Shares of its own free will with full understanding of such potential acquisitions and liquidating events.  Neither the Company, the Seller nor any of its respective Affiliated Parties (as defined below) has made any representation to the Purchaser about the advisability of this decision or the potential future value of the Shares.  The Purchaser agrees that neither the Company, the Seller nor any of its respective Affiliated Parties is under any obligation to disclose to it any information or opinion they may have about the potential future value of the Company’s capital stock, even if such information is material.  “Affiliated Party” shall mean each of the Company’s and Seller’s as applicable, present or former officers, directors, stockholders, employees, agents, attorneys, subsidiaries, affiliates, partners, joint venturers, successors and assigns.

Section 3.7. Bad Actor Status. The Purchaser is not deemed to be a “Bad Actor” as that term is defined under Rule 506(d)(1) of Regulation D promulgated under the Securities Act

Section 3.8. Solicitation/Advertising. The Purchaser acknowledges that neither the Seller nor Company nor any other person offered to sell the Shares to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 3.9. Brokers. Except for FT Global Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 3.10. Big Boy Representation. The Purchaser acknowledges that the Seller has advised the Purchaser that the Seller and its officers, advisors, counsel and other representatives may possess non-public information regarding the Company’s business and prospects not known to the Purchaser which the Purchaser may deem material to its decision to purchase the Shares if the Purchaser were provided with the information (the “Excluded Information”). The Seller does not intend to disclose any of the Excluded Information until the Company has a duty to do so under applicable law or, even if there is no such duty, Company otherwise determines it would be in the best interests of the Company’s shareholders to disclose the Excluded information. The Purchaser, for itself and on behalf of the Purchaser’s affiliates, investors, directors, officers, employees, financial advisors, attorneys, agents or representatives (collectively the “Waiving Parties”), hereby:

a.  agrees that neither the Seller, nor its directors, officers, employees, attorneys, financial advisors, agents, representatives, successors or assigns (collectively the “Released Parties”) shall have any liability to any Waiving Party with respect to the existence, possession or non-disclosure of any Excluded Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

b.  waives any right, claim or cause of action, at law or in equity, arising in favor of or for the benefit of any Waiving Party from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including without limitation pursuant to Sections 11, 12 and 17 of the Securities Act of 1933, as amended, and Sections 10(b) and 20A of the Exchange Act (collectively the “Acts”), or the rules and regulations promulgated by the Securities and Exchange Commission under the Acts, and relinquishes all rights and remedies accorded by applicable law to a buyer of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing;

c.  with respect to the purchase and sale of the Shares, releases and discharges each of the Released Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which any Waiving Party may have against any Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Excluded Information whether asserted, unasserted, absolute, contingent, known or unknown; and

d.  represents that (i) it has not assigned any claim or possible claim against the Released Parties, (ii) it fully intends to release all claims against the Released Parties as set forth above, and (iii) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Section 3.10 and has been fully apprised of the consequences of the waivers and releases set forth in this Section 3.10.

e.  It is the intent of the Purchaser (A) to commit to use all commercially reasonable efforts to cause each Waiving Party to comply with the terms of this letter and (B) that each Released Party be a third-party beneficiary of this Section 3.10.

ARTICLE IV

Survival, Amendment and Waiver

Section 4.1. Survival. The representations and warranties contained in this Agreement or any certificate delivered in connection herewith shall survive the sale of the Shares as contemplated hereby.

Section 4.2. Amendments. This Agreement (including the provisions of this Section 4.2) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties affected by such amendment or modification.

Section 4.3. Extension; Waiver. The parties hereto may (i) extend the time for performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of the other parties hereto or satisfaction of any of the conditions to such party’s obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE V

Additional Covenants

Section 5.1 Participation Right.

a. From the date of the Closing until the date that is the 90th day following the Closing, upon any sale, transfer of disposition by the Seller of shares of Class A Common Stock for cash consideration (a “Subsequent Transfer”), Purchaser shall have the right to participate in up to an amount of the Subsequent Transfer equal to the lesser of (i) an amount equal to the number of Shares and (ii) 15% of the Subsequent Transfer (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Transfer.

b. Between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected public disclosure (which may be through the filing of a Form 4 under the Exchange Act) of the Subsequent Transfer (or, if the Trading Day of the expected public disclosure of the Subsequent Transfer is the first Trading Day following a holiday or a weekend (including a holiday weekend), between the time period of 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected public disclosure of the Subsequent Transfer), the Seller (or the Seller’s designated agent) shall deliver to the Purchaser a written notice of the Seller’s intention to effect a Subsequent Transfer (a “Subsequent Transfer Notice”), which notice shall describe in reasonable detail the proposed terms of such Subsequent Transfer.

c. If the Purchaser desires to participate in such Subsequent Transfer the Purchaser must provide written notice to the Seller (or its designated agent) by 6:30 am (New York City time) on the Trading Day following the date on which the Subsequent Transfer Notice is delivered to the Purchaser (the “Notice Termination Time”) that the Purchaser is willing to participate in the Subsequent Transfer, the amount of the Purchaser’s participation, and representing and warranting that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Transfer Notice. If the Seller receives no such notice from a Purchaser as of such Notice Termination Time, the Purchaser shall be deemed to have notified the Seller that it does not elect to participate in such Subsequent Transfer.

d. If, by the Notice Termination Time, notification by the Purchaser of its willingness to participate in the Subsequent Transfer (or to cause their designees to participate) is less than the Participation Maximum, then the Seller may effect the remaining portion of such Subsequent Transfer on the terms and with the Persons set forth in the Subsequent Transfer Notice.

5.2 For a period of thirty (30) days from the date hereof, the Seller shall not sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) in the United States, any shares of the Company’s Common Stock.

5.3 Other Class A Common Stock Purchase Agreements. The obligations of the Purchaser under this Agreement are several and not joint with the obligations of any other purchaser of any shares of Class A Common Stock from the Seller (each, an “Other Purchaser”) under any other agreement entered into prior to the Closing (each, an “Other Agreement”), and the Purchaser shall not be responsible in any way for the performance of the obligations of any Other Purchaser under any such Other Agreement. Nothing contained herein or in this Agreement, and no action taken by the Purchaser pursuant hereto, shall be deemed to constitute the Purchaser and Other Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchaser and the Other Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Purchaser and the Other Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Seller and the Purchaser confirm that the Purchaser has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Purchaser to be joined as an additional party in any proceeding for such purpose.

5.3 Most Favored Nation Provision. The Seller hereby represents and warrants as of the date hereof and covenants and agrees that the terms offered to any Other Purchaser with respect to any sale, transfer or disposition of Seller’s shares of Series A Common Stock pursuant to an Other Agreement are substantially in the form of this Agreement and that, until the 30th day following the Closing, any amendment, modification or waiver thereof (each a “Settlement Document”), is or will not be more favorable to such Other Purchaser than those of the Purchaser and this Agreement. If, and whenever on or after the date hereof, the Seller enters into a Settlement Document, then (i) the Seller (or its designated agent) shall provide notice thereof to the Purchaser promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Purchaser or the Seller, automatically amended and modified in an economically and legally equivalent manner such that the Purchaser shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Seller at any time the Purchaser may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Purchaser as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Purchaser. The provisions of this paragraph shall apply similarly and equally to each Settlement Document.

Section 5.4 Further Assurances. After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, stock powers, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement

ARTICLE V

Miscellaneous

Section 6.1. Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission upon receipt of a confirmed transmission report, as follows:

If to the Purchaser:	As set forth on Purchaser’s signature page hereto.

If to the Seller:	As set forth on Seller’s signature page hereto.

Any party hereto, by notice given to the other parties hereto in accordance with this Section 6.1 may change the address or facsimile transmission number to which such notice or other communications are to be sent to such party.

Section 6.2. Expenses. Each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 6.3. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 6.4. Assignment; Successors and Assigns; No Third-Party Rights. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 6.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 6.6. Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.7. Entire Agreement. This Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

Section 6.8. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 6.9. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

Section 6.10. No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

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IN WITNESS WHEREOF, the parties hereto have caused this Class A Common Stock Purchase Agreement to be duly executed as of the day and year first above written.

SELLER:

BISON ENTERTAINMENT INVESTMENT LIMITED

By:	/s/ Xu Peixin
Name:	XU Peixin
Title:	Director

Address for Notice: 609-610, Tower B, 21st Century Tower, 40 Liangmaqiao Road, Chaoyang District, Beijing 100016, PRC.

[PURCHASER SIGNATURE PAGE FOLLOWS]

[PURCHASER SIGNATURE PAGES TO CIDM BISON CLASS A COMMON STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Class A Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.